Exhibit 10.2

TACTILE SYSTEMS TECHNOLOGY, INC.

Incentive Stock Option Agreement

Under the 2016 Equity Incentive Plan

Tactile Systems Technology, Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants an Option to purchase shares of the Company’s common stock to you, the Participant named below.  The terms and conditions of the Option Award are set forth in this Agreement, consisting of this cover page and the Option Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided to you.  Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Name of Participant:**[ ]
No. of Shares Covered: **[ ]	Grant Date:________, 20__
Exercise Price Per Share:$**[ ]	Expiration Date:______, 20__
Vesting and Exercise Schedule:
Dates	Portion of Shares as to Which Option Becomes Vested and Exercisable

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document.  You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your right to purchase shares of the Company’s common stock pursuant to this Option.

PARTICIPANT:                                                          TACTILE SYSTEMS TECHNOLOGY, INC.

By:________________________________

Title:_______________________________

US.126481848.03

Tactile Systems Technology, Inc.

2016 Equity Incentive Plan

Incentive Stock Option Agreement

Option Terms and Conditions

1.          Incentive Stock Option.  This Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code (the “Code”) and will be interpreted accordingly.  To the extent that, for any reason, the Option does not qualify as an incentive stock option under Code Section 422, the Option will be treated as a non-statutory stock option, subject to the tax consequences applicable to such options.

2.          Vesting and Exercisability of Option.

(a)        Scheduled Vesting.  This Option will vest and become exercisable as to the number of Shares and on the dates specified in the Vesting and Exercise Schedule on the cover page to this Agreement, so long as your Service to the Company does not end (subject to Section 2(b)).  The Vesting and Exercise Schedule is cumulative, meaning that to the extent the Option has not already been exercised and has not expired or been terminated or cancelled, you or the person otherwise entitled to exercise the Option as provided in this Agreement may at any time purchase all or any portion of the Shares subject to the vested portion of the Option.

(b)        Accelerated Vesting.  Notwithstanding Section 2(a):

(1)        Death or Disability.  If your Service terminates prior to the final scheduled vesting date due to your death or Disability, this Option will vest and become exercisable in full as of such termination date, and will remain exercisable for one year thereafter.

(2)        Change in Control.  If and to the extent this Option is continued, assumed or replaced in connection with a Change in Control, and if within one year after the Change in Control you experience an involuntary termination of Service for reasons other than Cause, or you terminate your Service for Good Reason (as defined below), then all of the unvested Options shall vest as of such termination date. In addition, vesting of the Option may be accelerated during the term of the Award under the circumstances described in Sections 12(b) and 12(c) of the Plan.

(3)        Definition of “Good Reason.”  “Good Reason” shall, if you have an employment agreement with the Company, have the meaning set forth in your employment agreement.  If you do not have an employment agreement with the Company, “Good Reason” means the existence of one or more of the following conditions without your written consent, so long as you provided written notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition, the condition has not been remedied by the Company within 30 days after its receipt of such notice and your Service terminates no later than 130 days after the condition’s initial occurrence: (i) any material, adverse change in your duties, responsibilities, or authority; (ii) a material reduction in your base salary or bonus opportunity that is not part of a general reduction applicable to employees in the

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same classification or grade as you; or (iii) a geographical relocation of your principal office location by more than 50 miles.

(4)        Other Agreements or Plans.  Unvested Options shall also vest as provided in any separate employment (or similar) agreement or severance plan to which you are a party or a participant.

3.          Expiration.  This Option will expire and will no longer be exercisable at 5:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified on the cover page of this Agreement;
(b)	Upon your termination of Service for Cause;
(c)	Upon the expiration of any applicable period specified in Section 6(e) of the Plan or Section 2 of this Agreement during which this Option may be exercised after your termination of Service; or

(d)        The date (if any) fixed for termination or cancellation of this Option pursuant to Section 12 of the Plan.

4.          Service Requirement.  Except as otherwise provided in Section 6(e) of the Plan or Section 2 of this Agreement, this Option may be exercised only while you continue to provide Service to the Company or any Affiliate, and only if you have continuously provided such Service since the Grant Date of this Option.

5.          Exercise of Option.  Subject to Section 4, the vested and exercisable portion of this Option may be exercised in whole or in part at any time during the Option term by delivering a written or electronic notice of exercise to the Company’s Chief Financial Officer or to such other party as may be designated by such officer, and by providing for payment of the exercise price of the Shares being acquired and any related withholding taxes.  The notice of exercise must be in a form approved by the Company and state the number of Shares to be purchased, the method of payment of the aggregate exercise price and the directions for the delivery of the Shares to be acquired, and must be signed or otherwise authenticated by the person exercising the Option.  If you are not the person exercising the Option, the person submitting the notice also must submit appropriate proof of his/her right to exercise the Option.

6.          Payment of Exercise Price.  When you submit your notice of exercise, you must include payment of the exercise price of the Shares being purchased through one or a combination of the following methods:

(a)	Cash (including personal check, cashier’s check or money order);

(b) By means of a broker-assisted cashless exercise in which you irrevocably instruct your broker to deliver proceeds of a sale of all or a portion of the Shares to be issued pursuant to the exercise to the Company in payment of the exercise price of such Shares; or

(c) By delivery to the Company of Shares (by actual delivery or attestation of ownership in a form approved by the Company) already owned by you that are not subject to any security interest and that have an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Shares being purchased.

However, if the Committee determines, in any given circumstance, that payment of the exercise price with Shares is undesirable for any reason, you will not be permitted to pay any portion of the exercise price in that manner.

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7.          Tax Consequences.  You hereby acknowledge that if any Shares received pursuant to the exercise of any portion of this Option are sold within two years from the Grant Date or within one year from the effective date of exercise of this Option, or if certain other requirements of the Code are not satisfied, such Shares will be deemed under the Code not to have been acquired by you pursuant to an “incentive stock option” as defined in the Code.  You agree to promptly notify the Company if you sell any Shares received upon the exercise of this Option within the time periods specified in the previous sentence.  The Company shall not be liable to you if this Option for any reason is deemed not to be an “incentive stock option” within the meaning of the Code.

8.          Delivery of Shares.  As soon as practicable after the Company receives the notice of exercise and payment of the exercise price as provided above, and has determined that all other conditions to exercise, including compliance with applicable laws as provided in Section 17(c) of the Plan, have been satisfied, it shall deliver to the person exercising the Option, in the name of such person, the Shares being purchased, as evidenced by issuance of a stock certificate or certificates, electronic delivery of such Shares to a brokerage account designated by such person, or book-entry registration of such Shares with the Company’s transfer agent.  The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith.  All Shares so issued shall be fully paid and nonassessable.

9.          Transfer of Option.  During your lifetime, only you (or your guardian or legal representative in the event of legal incapacity) may exercise this Option.  You may not assign or transfer this Option except for a transfer upon your death in accordance with your will, by the laws of descent and distribution or pursuant to a beneficiary designation submitted in accordance with Section 6(d) of the Plan.  The Option held by any such transferee will continue to be subject to the same terms and conditions that were applicable to the Option immediately prior to its transfer and may be exercised by such transferee as and to the extent that the Option has become exercisable and has not terminated in accordance with the provisions of the Plan and this Agreement.

10.        No Stockholder Rights Before Exercise.  Neither you nor any permitted transferee of this Option will have any of the rights of a stockholder of the Company with respect to any Shares subject to this Option until a certificate evidencing such Shares has been issued, electronic delivery of such Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made.  No adjustments shall be made for dividends or other rights if the applicable record date occurs before your stock certificate has been issued, electronic delivery of your Shares has been made to your designated brokerage account, or an appropriate book entry in the Company's stock register has been made, except as otherwise described in the Plan.

11.        Governing Plan Document.  This Agreement and Option are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Committee pursuant to the Plan.  If there is any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.  If there is any conflict between this Agreement or the Plan and any separate employment (or similar) agreement or severance plan to which you are a party or a participant, the provisions of the other agreement or plan will govern.

12.        Choice of Law.  This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts or choice of law principles).

13.        Binding Effect.  This Agreement will be binding in all respects on your heirs, representatives, successors and assigns , and on the successors and assigns of the Company.

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14.        Other Agreements.  You agree that in connection with the exercise of this Option, you will execute such documents as may be necessary to become a party to any stockholder, voting or similar agreements as the Company may require.

15.        Restrictive Legends.  The Company may place a legend or legends on any certificate representing Shares issued upon the exercise of this Option summarizing transfer and other restrictions to which the Shares may be subject under applicable securities laws, other provisions of this Agreement, or other agreements contemplated by Section 14 of this Agreement.  You agree that in order to ensure compliance with the restrictions referred to in this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent.

16.        Compensation Recovery Policy.  To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board of Directors of the Company or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy.

17.        Electronic Delivery and Acceptance.  The Company may deliver any documents related to this Option Award by electronic means and request your acceptance of this Agreement by electronic means.  You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

By signing the cover page of this Agreement or otherwise accepting this Agreement in a manner approved by the Company, you agree to all the terms and conditions described above and in the Plan document.

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